March 22, 2006

Division of Corporation Finance
Chief Accountant’s Office
Securities and Exchange Commission
100 F Street N.E.
Washington D.C. 20549-7561

We have been furnished with a copy of the response to Item 4.01 of Form 8K for the event that occurred on March 16, 2006, to be filed by our former client, Smart Online, Inc. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,

/s/Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP